Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Joyce Arpin
	(347) 489-6602	(702) 880-4707
Caesars Entertainment Reports Financial Results for the Second Quarter of 2017
LAS VEGAS, August 3, 2017 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC”) today reported second quarter of 2017 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Second Quarter 2017

•
Net revenues for CEC increased 1.0% year-over-year to $1.0 billion, mainly due to higher volumes across most properties, strong hotel performance in Las Vegas and incremental revenues from operational initiatives.

•
Net loss for CEC, before including the effect of noncontrolling interest, was $1.4 billion, reflecting a $617 million improvement compared to the second quarter of 2016, primarily attributable to lower adjustments related to the restructuring of Caesars Entertainment Operating Company, Inc. (“CEOC”).

•	Adjusted EBITDA for CEC was flat year-over-year at $289 million.

•	Despite softness in Las Vegas and ongoing construction disruption year-over-year, continuing CEC occupancy improved 1.4%, and lodging revenues increased 1.3%.

•
Received stockholder approval for the merger of CEC and Caesars Acquisition Company ("CAC") and continued to make progress with regulators in jurisdictions where approvals are required for CEOC’s restructuring and emergence from bankruptcy, with approvals from Nevada, Missouri, and Louisiana still pending.

"In the second quarter, stronger gaming fundamentals across most of our properties were offset by expected unfavorable year-over-year hold, primarily in baccarat, and the impact of more hotel rooms off the market for renovation,” said Mark Frissora, President and Chief Executive Officer.  "Despite these second-quarter headwinds, we have seen improved performance in the third quarter and believe we are on track to surpass our initially disclosed 2017 full-year EBITDAR projections by at least $40 million, before the anticipated deconsolidation of Horseshoe Baltimore. We currently expect to complete the restructuring of CEOC and the merger of Caesars Entertainment and Caesars Acquisition in the first week of October, which will allow us increased flexibility to prudently invest in growth."

Summary Financial Data

The results of CEOC and its subsidiaries are no longer consolidated with Caesars subsequent to CEOC and certain of its United States subsidiaries (the "Debtors") voluntarily filing for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") on January 15, 2015. In January 2017, the U.S. Bankruptcy Court for the Northern District of Illinois approved CEOC's Plan of Reorganization.

Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.

	Three Months Ended June 30,		Change %	Six Months Ended June 30,		Change %
(Dollars in millions, except per share data)	2017	2016		2017	2016
Casino revenues	$554	$553	0.2%	$1,086	$1,091	(0.5)%
Net revenues	1,002	992	1.0%	1,965	1,942	1.2%
Income from operations	157	111	41.4%	315	199	58.3%
Restructuring of CEOC and other	(1,410)	(2,026)	30.4%	(1,873)	(2,263)	17.2%
Loss from continuing operations, net of income taxes	(1,426)	(2,068)	31.0%	(1,950)	(2,375)	17.9%
Discontinued operations, net of income taxes	—	25	(100.0)%	—	58	(100.0)%
Net loss	(1,426)	(2,043)	30.2%	(1,950)	(2,317)	15.8%
Net loss attributable to Caesars	(1,442)	(2,077)	30.6%	(1,988)	(2,385)	16.6%
Basic and diluted loss per share	(9.68)	(14.25)	32.1%	(13.42)	(16.39)	18.1%
Property EBITDA (1)	311	304	2.3%	601	580	3.6%
Adjusted EBITDA (1)	289	290	(0.3)%	563	551	2.2%
____________________
See “Footnotes to Tables” in the section “Cash and Available Revolver Capacity” later in this release.

Second Quarter of 2017 Financial Results

We view each casino property as an operating segment and currently aggregate all such casino properties into two reportable segments, which aligns with their ownership and underlying credit structures: Caesars Entertainment Resort Properties ("CERP") and Caesars Growth Partners, LLC ("CGP"). On September 23, 2016, CIE sold its social and mobile games business ("SMG Business") while retaining its World Series of Poker ("WSOP") and regulated online real money gaming businesses. The SMG Business represented the majority of CIE's operations and is being classified as a discontinued operation for all periods presented.

Segment results in this release are presented consistently with the way Caesars management assesses these results and allocates resources, which is a consolidated view that adjusts for the impact of certain transactions between reportable segments within Caesars, as described below. Accordingly, the results of certain reportable segments presented in this filing differ from the financial statement information presented in their stand-alone filings. "Other" includes parent, consolidating, and other adjustments to reconcile to consolidated Caesars results. All comparisons are to the same period of the previous year.
Net Revenues

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$570	$562	1.4%	$1,116	$1,090	2.4%
CGP	435	435	—%	856	861	(0.6)%
Other (2)	(3)	(5)	40.0%	(7)	(9)	22.2%
Consolidated	$1,002	$992	1.0%	$1,965	$1,942	1.2%
Income/(Loss) from Operations

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$118	$111	6.3%	$228	$189	20.6%
CGP	63	36	75.0%	118	87	35.6%
Other (2)	(24)	(36)	33.3%	(31)	(77)	59.7%
Consolidated	$157	$111	41.4%	$315	$199	58.3%

Net Income/(Loss)

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$15	$8	87.5%	$21	$(8)	*
CGP	21	16	31.3%	28	50	(44.0)%
Other (2)	(1,462)	(2,067)	29.3%	(1,999)	(2,359)	15.3%
Consolidated	$(1,426)	$(2,043)	30.2%	$(1,950)	$(2,317)	15.8%
Property EBITDA

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$186	$184	1.1%	$363	$348	4.3%
CGP	124	120	3.3%	238	231	3.0%
Other (2)	1	—	100.0%	—	1	(100.0)%
Consolidated	$311	$304	2.3%	$601	$580	3.6%

Adjusted EBITDA

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$178	$179	(0.6)%	$349	$337	3.6%
CGP	120	116	3.4%	229	223	2.7%
Other (2)	(9)	(5)	(80.0)%	(15)	(9)	(66.7)%
Consolidated	$289	$290	(0.3)%	$563	$551	2.2%
____________________
See “Footnotes to Tables” in the section “Cash and Available Revolver Capacity” later in this release.

CEC

Net revenues increased 1.0% year-over-year to $1.0 billion primarily attributable to improved volumes across most properties, strong hotel performance in Las Vegas and incremental revenues from our operational initiatives. This revenue growth was partially offset by the results of our Baltimore facility, which reflect the presence of a new competitor this year. Income from operations increased $46 million to $157 million in the second quarter of 2017. Net loss, before including the effect of non-controlling interest, was $1.4 billion compared with a net loss of $2.0 billion in the second quarter of 2016 mainly due to a lower accrual related to CEC’s estimate of the amount it will pay to support the restructuring of CEOC. Property EBITDA increased 2.3% to $311 million in the second quarter of 2017 and adjusted EBITDA remained relatively unchanged in the second quarter of 2017 as higher revenues were offset by higher operating expenses.

CERP

CERP owns six casinos in the United States and The LINQ promenade, along with leasing Octavius Tower at Caesars Palace Las Vegas to CEOC and gaming space at The LINQ promenade to CGP.

Net revenues for the second quarter of 2017 was $570 million, up 1.4% primarily due to increased revenues associated with operational initiatives, higher gaming volumes and increased hotel cash revenues. Rooms revenues rose 2.8% in the quarter to $148 million mainly due to higher hotel rates, improved hotel yield, and resort fees. Hotel performance benefited as room nights off the market in the second quarter of 2017 dropped to 2,000 compared with 10,000 off the market in the second quarter of 2016. Casino revenues was relatively unchanged from the prior year with higher gaming volumes offset by unfavorable year-over-year hold.
Income from operations increased $7 million to $118 million, net income increased to $15 million from $8 million in the second quarter of 2016. Adjusted EBITDA remained relatively unchanged at $178 million, mainly due to higher revenues offset by an increase in operating expenses. Hold was estimated to have an unfavorable effect on operating income in the quarter relative to expected hold and an unfavorable effect of between zero and $5 million when compared with the prior year period.
CGP

CGP owns six casinos in the United States, primarily in Las Vegas, as well as CIE. CIE owns and operates regulated online real money gaming and the WSOP tournaments and brand.

Net revenues for the second quarter of 2017 was $435 million, relatively unchanged year-over-year. CGP gross gaming revenues decreased primarily due to weaker gaming volumes in Baltimore, despite favorable hold in New Orleans. Rooms revenues declined 1.1% as a result of the impact of rooms off the market. Planet Hollywood was impacted by 25,000 room nights off the market during the quarter related to renovations versus none in the year ago quarter. Food and beverage revenues was $64 million, down 4.5% versus the second quarter of 2016.

Income from operations increased $27 million to $63 million mainly due to a 6.8% reduction in operating expenses. Net income increased from $16 million to $21 million primarily attributable to higher interest income on CIE restricted cash and lower interest expense supported by our debt repricing actions. Adjusted EBITDA increased 3.4% to $120 million due to favorable year-over-year hold, which was partially offset by weakness in Baltimore. Hold was estimated to have a favorable effect on operating income relative to expected hold and a favorable effect of between zero and $5 million when compared with the prior year period.

CES

Caesars Enterprise Services ("CES") is a joint venture among CERP, CEOC, and a subsidiary of CGP. CES provides certain corporate and administrative services to their casino properties. In addition, effective October 2014, most of the properties owned by CERP and CGP are managed by CES.

Cash and Available Revolver Capacity
CEC is primarily a holding company with no independent operations, employees, or material debt issuances of its own. CEC’s primary assets as of June 30, 2017, consist of $125 million in cash and cash equivalents and its ownership interests in CEOC, CERP and CGP. CEC’s cash includes $93 million held by insurance captives. Each of the subsidiary entities comprising Caesars Entertainment's consolidated financial statements have separate debt agreements with restrictions on usage of the respective entity's capital resources. CGP is a variable interest entity that is consolidated by Caesars Entertainment, but is controlled by its sole voting member, CAC. CAC is a managing member of CGP and therefore controls all decisions regarding liquidity and capital resources of CGP.

CEC has limited unrestricted cash available to meet its financial commitments, primarily resulting from significant expenditures made to defend against litigation related to the CEOC restructuring and to support a plan of reorganization for CEOC. The completion of the merger with CAC is expected to allow CEC to fulfill its financial commitments in support of the restructuring, both under the terms of the restructuring and commitments entered into prior thereto. CEC is permitted to use a portion of the proceeds from the sale of CIE's SMG Business to fund certain expenses incurred related to the restructuring. If CEC is unable to obtain additional sources of cash when needed, in the event of a material adverse ruling on one or all of our ongoing litigation matters, or if CEOC does not emerge from bankruptcy on a timely basis on terms and under circumstances satisfactory to CEC, it is likely that CEC would seek reorganization under Chapter 11 of the Bankruptcy Code.

	June 30, 2017
(In millions)	CERP	CGP	CES (3)	Other (4)
Cash and cash equivalents	$264	$1,035	$91	$125
Revolver capacity	270	160	—	—
Revolver capacity drawn or committed to letters of credit	—	—	—	—
Total Liquidity	$534	$1,195	$91	$125

Footnotes to Tables

*	Not meaningful.

(1)	See the Reconciliation of Non-GAAP Financial Measures discussion later in this release for a reconciliation of Property EBITDA and Adjusted EBITDA.

(2)	Other includes parent, consolidating, and other adjustments to reconcile to consolidated CEC results.

(3)	CES is a joint venture among CERP, CEOC, and a subsidiary of CGP that provides certain corporate and administrative services to their casino properties.

(4)	Other reflects CEC and its direct subsidiaries other than CERP and CGP.

Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:00 p.m. Pacific Time Thursday, August 3, 2017, to discuss its second quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information regarding CEC’s deconsolidated subsidiary CEOC. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
Participants may access the call by dialing 877-637-3676, or 832-412-1752 for international callers, and enter Conference ID 53352519 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event.
Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.
About Caesars

Caesars Entertainment is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: wholly owned CERP, CGP, in which we hold a variable economic interest, and the majority owned operating subsidiary CEOC (which was deconsolidated effective January 15, 2015 due to its bankruptcy filing). Since its beginning in Reno, Nevada in 1937, CEC has grown through development of new resorts, expansions and acquisitions. The Caesars system of properties now operates 47 casinos in 13 U.S. states and five countries. CERP and CGP own a total of 12 casinos. CEC's resorts operate primarily under the Caesars®, Harrah's®, and Horseshoe® brand names. CEOC's portfolio also includes the Caesars Entertainment UK (formerly London Clubs International) family of casinos.

The Caesars system of properties is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence, and technology leadership. The Company is committed to system-wide environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Caesars Entertainment Corporation is primarily a holding company with no independent operations of its own. It owns CERP, an interest in CGP and various other non-operating subsidiaries. It also has majority ownership of CEOC. The results of CEOC and its subsidiaries are no longer consolidated with CEC subsequent to CEOC's Chapter 11 filing on January 15, 2015. Caesars Enterprise Services, LLC ("CES") provides certain enterprise services to properties owned and/or operated by CERP, CGP, and CEOC, and this press release at times refers to system-wide trends and dynamics, inclusive of CEOC and its subsidiaries. In the discussion in this release, the word "CEC" refers to Caesars Entertainment Corporation without its consolidated entities, and the words "Company," "Caesars," "Caesars Entertainment,” "we," and "our" refer to Caesars Entertainment Corporation and its consolidated entities, and not CEOC unless otherwise stated or the context requires otherwise.
Forward Looking Information

This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as "may," "would," "estimate," "focus," "will," "expect," "believe," “could,” or "represent", or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies, such as legal proceedings, the restructuring of CEOC, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•	the effects of CEOC's bankruptcy on CEOC and its subsidiaries and affiliates, including Caesars Entertainment, and the interest of various creditors, equity holders, and other constituents;

•
CEC's limited cash balances and sources of available cash, including CEC's ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary and CEC's financial obligations exceeding or becoming due earlier than what is currently forecast;

•	the ability to retain key employees during the restructuring of CEOC;

•	risks associated with third party motions in the Chapter 11 Case, which may hinder or delay CEOC's ability to consummate the Plan of Reorganization (the "Plan");

•	the ability (or inability) of CEC and CEOC to satisfy the conditions to the effectiveness of the Plan that has been approved by the Bankruptcy Court;

•	the outcome of currently pending or threatened litigation and demands for payment by certain creditors and by the National Retirement Fund against CEC;

•	adverse effects of the Chapter 11 proceedings and related litigation on Caesars Entertainment's liquidity or results of operations;

•
the merger of CEC and CAC, which is contemplated by the Plan may not be consummated or one or more events, changes or other circumstances could give rise to termination of the related Merger Agreement;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from our cost savings programs;

•	the financial results of our consolidated businesses;

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	our ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, competition for new licenses, and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	the effects of environmental and structural building conditions relating to our properties;

•	access to insurance on reasonable terms for our assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  Caesars disclaims any obligation to update the forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2017	2016	2017	2016
Revenues
Casino	$554	$553	$1,086	$1,091
Food and beverage	197	200	393	401
Rooms	238	235	481	464
Other	149	136	278	258
Less: casino promotional allowances	(136)	(132)	(273)	(272)
Net revenues	1,002	992	1,965	1,942
Operating expenses
Direct
Casino	280	279	563	564
Food and beverage	96	100	189	193
Rooms	64	63	127	122
Property, general, administrative, and other	251	276	485	526
Depreciation and amortization	96	103	198	215
Corporate expense	40	40	73	81
Other operating costs	18	20	15	42
Total operating expenses	845	881	1,650	1,743
Income from operations	157	111	315	199
Interest expense	(142)	(150)	(289)	(301)
Restructuring of CEOC and other	(1,410)	(2,026)	(1,873)	(2,263)
Loss from continuing operations before income taxes	(1,395)	(2,065)	(1,847)	(2,365)
Income tax provision	(31)	(3)	(103)	(10)
Loss from continuing operations, net of income taxes	(1,426)	(2,068)	(1,950)	(2,375)
Discontinued operations, net of income taxes	—	25	—	58
Net loss	(1,426)	(2,043)	(1,950)	(2,317)
Net income attributable to noncontrolling interests	(16)	(34)	(38)	(68)
Net loss attributable to Caesars	$(1,442)	$(2,077)	$(1,988)	$(2,385)

Loss per share - basic and diluted
Basic and diluted loss per share from continuing operations	$(9.68)	$(14.42)	$(13.42)	$(16.79)
Basic and diluted earnings per share from discontinued operations	—	0.17	—	0.40
Basic and diluted loss per share	$(9.68)	$(14.25)	$(13.42)	$(16.39)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED SUMMARY BALANCE SHEETS
(UNAUDITED)

(In millions)	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$1,515	$1,513
Restricted cash	2,973	3,113
Other current assets	370	362
Total current assets	4,858	4,988
Property and equipment, net	7,431	7,446
Goodwill and other intangible assets	2,008	2,041
Restricted cash	104	5
Other long-term assets	392	414
Total assets	$14,793	$14,894

Liabilities and Stockholders’ Deficit
Current liabilities
Accrued restructuring and support expenses	$8,408	$6,601
Current portion of long-term debt	48	89
Other current liabilities	1,032	1,058
Total current liabilities	9,488	7,748
Long-term debt	6,744	6,749
Other long-term liabilities	1,918	1,815
Total liabilities	18,150	16,312
Total Caesars stockholders’ deficit	(5,155)	(3,177)
Noncontrolling interests	1,798	1,759
Total stockholders’ deficit	(3,357)	(1,418)
Total liabilities and stockholders’ deficit	$14,793	$14,894

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(In millions)	2017	2016
Cash flows provided by operating activities	$220	$231
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(164)	(98)
Return of investment from discontinued operations	—	115
Proceeds from the sale and maturity of investments	26	24
Payments to acquire investments	(18)	(8)
Other	—	(1)
Cash flows provided by/(used in) investing activities	(156)	32
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	285	80
Debt issuance costs and fees	(8)	—
Repayments of long-term debt and revolving credit facilities	(348)	(221)
Repurchase of CIE shares	—	(43)
Distributions to noncontrolling interest owners	(26)	(13)
Other	(6)	2
Cash flows used in financing activities	(103)	(195)
Cash flows from discontinued operations
Cash flows from operating activities	—	135
Cash flows from investing activities	—	(8)
Cash flows from financing activities	—	(115)
Net cash from discontinued operations	—	12

Change in cash, cash equivalents, and restricted cash classified as held for sale	—	(9)

Net increase/(decrease) in cash, cash equivalents, and restricted cash	(39)	71
Cash, cash equivalents, and restricted cash, beginning of period	4,631	1,394
Cash, cash equivalents, and restricted cash, end of period	$4,592	$1,465

Supplemental Cash Flow Information:
Cash paid for interest	$272	$290
Cash paid for income taxes	—	46
Non-cash investing and financing activities:
Change in accrued capital expenditures	(9)	(8)

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA
Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. As a result of the sale of the SMG Business, we have determined that CIE stock-based compensation expense should be excluded from Property EBITDA as management no longer considers such expense to be indicative of Caesars Entertainment’s ongoing consolidated or segment operating performance. Therefore, Property EBITDA has been recast for prior periods to be consistent to the current year presentation.
In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP”). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
“Adjusted EBITDA” is defined as EBITDA further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company. Because not all companies use identical calculations, the presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
Projections referred to in this release include non-GAAP information. We are unable to reconcile these forward-looking non-GAAP measures (Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDAR and Adjusted EBITDAR margin) to their nearest GAAP measures because the nearest GAAP financial measures are not accessible on a forward-looking basis. Such projections did not include, among other things, the following material items:

•	Fair value adjustments and the related income statement effects required as a result of certain transactions contemplated in connection with CEOC’s emergence from bankruptcy;

•	Depreciation expense on a GAAP basis as the projections are prepared at a much higher level than GAAP would prescribe;

•	Stock compensation expense as the projections do not include expected future grants; and

•	Adjustments that may be required if future changes are made to consolidation conclusions.
Because the items noted above are expected to have a material effect on the GAAP results, the nearest GAAP financial measure, Net Income, is unavailable without an unreasonable effort.
The following tables reconcile net income/(loss) attributable to the companies presented to Property EBITDA and Adjusted EBITDA for the periods indicated.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Three Months Ended June 30, 2017				Three Months Ended June 30, 2016
(In millions)	CERP	CGP	Other (e)	CEC	CERP	CGP	Other (e)	CEC
Net income/(loss) attributable to company	$15	$21	$(1,478)	$(1,442)	$8	$13	$(2,098)	$(2,077)
Net income attributable to noncontrolling interests	—	—	16	16	—	3	31	34
Net income from discontinued operations	—	—	—	—	—	(25)	—	(25)
Income tax (benefit)/provision	10	—	21	31	4	(3)	2	3
Restructuring of CEOC and other (a)	2	(5)	1,413	1,410	—	—	2,026	2,026
Interest expense	91	47	4	142	99	48	3	150
Income/(loss) from operations	118	63	(24)	157	111	36	(36)	111
Depreciation and amortization	54	42	—	96	60	44	(1)	103
Other operating costs (b)	1	10	7	18	3	2	15	20
Corporate expense	13	9	18	40	10	8	22	40
CIE stock-based compensation	—	—	—	—	—	30	—	30
Property EBITDA	186	124	1	311	184	120	—	304
Corporate expense	(13)	(9)	(18)	(40)	(10)	(8)	(22)	(40)
Stock-based compensation expense (c)	2	1	4	7	3	3	8	14
Other items (d)	3	4	4	11	2	1	9	12
Adjusted EBITDA	$178	$120	$(9)	$289	$179	$116	$(5)	$290
___________________

(a)	Primarily represents CEC’s estimated costs in connection with the restructuring of CEOC.

(b)
Amounts primarily represent costs incurred in connection with property openings and expansion projects at existing properties, costs associated with the development activities and reorganization activities, and/or recoveries associated with such items.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the Company’s employees.

(d)
Amounts represent add-backs and deductions from EBITDA permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with CEOC’s restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

(e)	Amounts include consolidating adjustments, eliminating adjustments and other adjustments to reconcile to consolidated CEC Property EBITDA and Adjusted EBITDA.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Six Months Ended June 30, 2017				Six Months Ended June 30, 2016
(In millions)	CERP	CGP	Other (e)	CEC	CERP	CGP	Other (e)	CEC
Net income/(loss) attributable to company	$21	$29	$(2,038)	$(1,988)	$(8)	$43	$(2,420)	$(2,385)
Net income/(loss) attributable to noncontrolling interests	—	(1)	39	38	—	7	61	68
Net income from discontinued operations	—	—	—	—	—	(58)	—	(58)
Income tax (benefit)/provision	16	—	87	103	(2)	(4)	16	10
Restructuring of CEOC and other (a)	2	(5)	1,876	1,873	1	(1)	2,263	2,263
Interest expense	189	95	5	289	198	100	3	301
Income/(loss) from operations	228	118	(31)	315	189	87	(77)	199
Depreciation and amortization	110	88	—	198	133	83	(1)	215
Other operating costs (b)	2	16	(3)	15	5	3	34	42
Corporate expense	23	16	34	73	21	15	45	81
CIE stock-based compensation	—	—	—	—	—	43	—	43
Property EBITDA	363	238	—	601	348	231	1	580
Corporate expense	(23)	(16)	(34)	(73)	(21)	(15)	(45)	(81)
Stock-based compensation expense (c)	4	2	9	15	5	4	15	24
Other items (d)	5	5	10	20	5	3	20	28
Adjusted EBITDA	$349	$229	$(15)	$563	$337	$223	$(9)	$551
___________________

(a)	Primarily represents CEC’s estimated costs in connection with the restructuring of CEOC.

(b)
Amounts primarily represent costs incurred in connection with property openings and expansion projects at existing properties, costs associated with the development activities and reorganization activities, and/or recoveries associated with such items.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the Company’s employees.

(d)
Amounts represent add-backs and deductions from EBITDA permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with CEOC’s restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

(e)	Amounts include consolidating adjustments, eliminating adjustments and other adjustments to reconcile to consolidated CEC Property EBITDA and Adjusted EBITDA.